Exhibit 99.1

PRA Health Sciences Announces Appointment of New Director

October 13, 2015, Raleigh, N.C.

PRA Health Sciences, Inc. (NASDAQ: PRAH) today announced the appointment of Linda S. Grais, M.D. to the Board of Directors of the Company. As a member of the Board of Directors, Dr. Grais will also serve on the Audit Committee.

“We are delighted that Linda will be joining our Board of Directors.  With her extensive experience in the healthcare field as a physician, attorney, and biotechnology entrepreneur, Dr. Grais will bring a valuable perspective to our Board,” said Colin Shannon, President, Chief Executive Officer and Chairman of the Board of Directors of PRA Health Sciences, Inc.

Dr. Grais has served as a member of the board of directors of Ocera Therapeutics, Inc. since January 2008 and as president and chief executive officer of Ocera Therapeutics, Inc. since June 2012.  Prior to her employment by Ocera, Dr. Grais served as a managing member at InterWest Partners, a venture capital firm from May 2005 until February 2011.  From July 1998 to July 2003, Dr. Grais was a founder and executive vice president of SGX Pharmaceuticals Inc., a drug discovery company focusing on new treatments for cancer.  Prior to that, she was a corporate attorney at Wilson Sonsini Goodrich & Rosati, where she practiced in such areas as venture financings, public offerings and strategic partnerships.  Before practicing law, Dr. Grais worked as an assistant clinical professor of Internal Medicine and Critical Care at the University of California, San Francisco.  Dr. Grais received a B.A. from Yale University, an M.D. from Yale Medical School and a J.D. from Stanford Law School. She currently serves on the board of directors of Arca Biopharma, Inc. and sits on its compensation and nominating and governance committees.

ABOUT PRA HEALTH SCIENCES

At PRA Health Sciences, providing innovative solutions for our clients is what we do. Side-by-side with our clients, we strive to move drug discovery forward, helping them to develop life-saving and life-improving drugs. PRA has more than 11,000 employees working in 80+ countries providing comprehensive clinical development services across all phases. From full service clinical development to the pioneering Embedded Solutions™ model, PRA provides a broad spectrum of solutions that meet the demands of a diverse marketplace. PRA has worked on 100+ marketed drugs across several therapeutic areas and conducted the pivotal or supportive trials that led to FDA and/or international regulatory approval of 50+ such drugs.

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